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                                                                     EXHIBIT 5.2

                 [LETTERHEAD OF PIPER & MARBURY APPEARS HERE]


                                  May 2, 1997

Capstead Mortgage Corporation
2711 North Haskell Avenue, Suite 900
Dallas, Texas  75204

                       Registration Statement on Form S-3
                       ----------------------------------

Gentlemen:

     We have acted as special Maryland counsel to Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (the "Registration Statement") expected to be filed with the Securities and Exchange Commission (the "Commission") on May 2, 1997, of an offering by the Company from time to time of up to 4,713,059 shares of common stock, par value $0.01 per share (the "Common Stock"). The Registration Statement provides that the Common Stock (the "Shares") will be offered pursuant to the Company's Stockholder Investment Program, as amended and restated.

     In this capacity, we have examined the Registration Statement, the Prospectus, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the issuance of the Shares, an Officer's Certificate of the Company dated the date hereof, and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and all public records reviewed are accurate and complete. As to factual
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Capstead Mortgage Corporation
May 2, 1997
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matters, we have relied on the Officer's Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Prospectus, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.

     The opinion expressed herein is solely for the use of (i) the Company in connection with the Registration Statement, and (ii) Andrews & Kurth L.L.P. in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                               Very truly yours,

                               /s/ PIPER & MARBURY L.L.P.